Exhibit 99.1

News Release

Mercury Systems Reports First Quarter Fiscal 2014 Results

First quarter operating results include:
Revenues of $53.9 million
Net loss of $2.3 million
GAAP net loss per share of $0.07
Adjusted EBITDA of $3.6 million
Operating cash flow of $2.2 million

CHELMSFORD, Mass. − October 29, 2013 − Mercury Systems, Inc. (NASDAQ: MRCY, www.mrcy.com), a best-of-breed provider of commercially developed, open sensor and Big Data processing systems, software and services for critical commercial, defense and intelligence applications, reported operating results for its fiscal 2014 first quarter which ended September 30, 2013.

First Quarter Fiscal 2014 Results
First quarter fiscal 2014 revenues were $53.9 million, an increase of $4.5 million, or 9%, compared to the first quarter of fiscal 2013, as revenues from commercial customers increased $2.6 million and revenues from defense customers increased $1.9 million.

GAAP net loss for the first quarter of fiscal 2014 was $2.3 million, or a loss of $0.07 per share, compared to GAAP net loss of $7.2 million, or $0.24 per share, for the prior year’s first quarter. Both the first quarter of fiscal 2014 and the first quarter of fiscal 2013 GAAP net loss per share include $0.04 associated with the amortization of acquired intangible assets. First quarter fiscal 2013 GAAP net loss per share includes $0.11 for restructuring charges, and $0.01 for acquisition costs related to the Micronetics, Inc. acquisition, which was completed in last year’s first quarter.

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Mercury Reports First Quarter Fiscal 2014 Results, Page 2

First quarter fiscal 2014 GAAP net loss includes approximately $1.3 million in tax benefits, $2.0 million in depreciation expense, $2.1 million in amortization of acquired intangible assets, and $3.0 million in stock-based compensation costs. First quarter fiscal 2014 adjusted EBITDA (net income before interest income and expense, income taxes, depreciation, amortization of acquired intangible assets, restructuring, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, and stock-based compensation costs) was $3.6 million, compared to $1.6 million for the prior year’s first quarter.

Cash flows from operating activities were a net inflow of $2.2 million in the first quarter of fiscal 2014, compared to a net outflow of $9.9 million in the first quarter of fiscal 2013. Free cash flow, defined as cash flow from operating activities less capital expenditures, in the first quarter of fiscal 2014 was a net inflow of $1.1 million, compared to a net outflow of $10.9 million in the first quarter of fiscal 2013. Cash and cash equivalents as of September 30, 2013 were $40.1 million, an increase of $1.0 million from June 30, 2013.

Management Comments
“Mercury performed well in the first quarter despite continued industry headwinds, and our financial results were at or above the high end of our guidance across all key metrics,” said Mark Aslett, President and CEO, Mercury Systems. “Given the ongoing budgetary uncertainties in Washington, military spending has been slow and likely will remain so until a new defense appropriations bill is signed into law. In addition, the armed services appear to be assuming that sequestration, or a derivative, is here to stay as they prepare their next round of budget submissions, all of which continues to cloud visibility in our business.”

“We continue to believe, however, that Mercury’s strategy, technology, capabilities and ongoing programs align well with the Defense Department’s new priorities and those of the primes, which has allowed us to drive improved performance despite conditions very similar to a year ago.” said Aslett. “Our defense bookings for the first quarter were up 19% year-over-year, highlighted by another strong quarter of orders related to the Navy’s Aegis Ballistic Missile Defense System program, as we expected. Our other key bookings included a classified airborne program with Northrop Grumman, an order for U.S. Army Patriot with Raytheon, Predator/Reaper radar upgrades with General Atomics, and additional orders for existing and next-generation electronic warfare products in our MDIS segment.”

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Mercury Reports First Quarter Fiscal 2014 Results, Page 3

“The difference today versus 12 months ago is that we are now more than a year into managing in this challenging environment,” Aslett said. “Not only have we improved the cost structure of the business to continue to generate positive cash flow, but our focus on building backlog has put us in a significantly better position than we were at this point last year. Given our focus on cash management and recent expense reductions, we believe that we have created substantial operating leverage in our business. We are confident that, as the defense industry emerges from its current period of uncertainty, this will lead to a significant improvement in Mercury’s profitability, cash flow generation and enterprise value over time.”

Backlog
Mercury’s total backlog at September 30, 2013 was $133.3 million, a $13.1 million increase from September 30, 2012. Of the September 30, 2013 total backlog, $116.1 million represents orders scheduled to be shipped over the next 12 months. The defense backlog at September 30, 2013 was $114.7 million, a $6.8 million increase from September 30, 2012. Bookings for the first quarter of fiscal 2014 were $46.9 million, a 14% increase, compared to $41.1 million for the first quarter of fiscal 2013. The total book-to-bill ratio was 0.9 for the first quarter of fiscal 2014, compared to 0.8 for the first quarter of fiscal 2013.

Revenues by Reporting Segment
Mercury Commercial Electronics (MCE) — Revenues for the first quarter of fiscal 2014 from MCE were $44.6 million, representing an increase of $7.8 million, or 21%, from the first quarter of fiscal 2013, as a result of an increase of $5.1 million in defense revenues related to the Patriot and SEWIP programs and an increase of $2.7 million in commercial revenues. Approximately 83% of MCE revenues for the first quarter of fiscal 2014 related to defense business, as compared to approximately 87% in the first quarter of fiscal 2013.

Mercury Defense and Intelligence Systems (MDIS) — Revenues for the first quarter of fiscal 2014 from MDIS were $11.1 million, representing a decrease of $4.7 million from the first quarter of fiscal 2013 due primarily to lower revenue from the Gorgon Stare program.

The revenues by reporting segment do not include adjustments to eliminate $1.8 million of inter-company revenues included in those reporting segments in the first quarter of fiscal 2014.

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Mercury Reports First Quarter Fiscal 2014 Results, Page 4

Business Outlook
This section presents our current expectations and estimates, given current visibility, on our business outlook for the current fiscal quarter. It is possible that actual performance will differ materially from the estimates given, either on the upside or on the downside. Investors should consider all of the risks, with respect to these estimates, including those listed in the Safe Harbor Statement below and in our periodic filings with the U.S. Securities and Exchange Commission, and make themselves aware of the risk factors that may impact our actual performance.

For the second quarter of fiscal 2014, revenues are currently forecasted to be in the range of $48 million to $54 million. At this range, GAAP net loss per share is expected to be in the range of a net loss of $0.06 to $0.12 per share. Projected GAAP net loss per share includes $0.04 per share associated with forecasted amortization of acquired intangible assets.

Adjusted EBITDA for the second quarter of fiscal 2014 is expected to be in the range of $0.4 million to $3.5 million.

Recent Highlights
September – Mercury announced that its Mercury Defense Systems (MDS) subsidiary received a $3.9 million initial contract award against its 5 year sole source basic ordering agreement to deliver advanced Digital RF Memory (DRFM) jammers to the U.S. Navy. The order is expected to be shipped by the end of Mercury's fiscal 2015 third quarter.

September – Mercury announced the Ensemble® HDS6602 High Density Server, the embedded computing industry's most powerful 6U OpenVPX™ processing module. The Company expects the HDS6602 to be the only embedded, dual Intel® Xeon® processor E5-2600 v2-based processing module able to deliver peak Symmetric Multi-Processing performance of 608 GLOPS. Using Mellanox's ConnectX®-3 technology to exploit InfiniBand™ or Ethernet as a high-performance interconnect in OpenVPX, the HDS6602 is well suited to meet the processing demands of the most complex radar and other massively intensive embedded processing applications.

August – Mercury announced that its MDS subsidiary received a $2.3 million delivery order from the U.S. Navy for advanced DRFM jammers to support both U.S. Navy and U.S. Air Force

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports First Quarter Fiscal 2014 Results, Page 5

requirements. The order is part of the firm-fixed-price, indefinite delivery/indefinite quantity time and material contract award worth up to $44.4 million originally received by MDS in March 2010, which has been recently extended by the U.S. Navy for an additional 63 units for a total contract value of $56.7 million. All other terms and conditions remain unchanged from the original contract award.

August – Mercury announced that its Mercury Commercial Electronics facility in Hudson, N.H., received a Superior security rating in a recent vulnerability assessment conducted by the Defense Security Service (DSS). This Superior rating, the highest level awarded to cleared defense contractors by DSS, represents a two-level improvement from the facility's previous rating, and follows on the heels of Superior ratings already received at Mercury's headquarters facility in Chelmsford, MA, its Mercury Commercial Electronics facilities in Salem, NH and West Caldwell, NJ, as well as a recent Commendable rating received by its Mercury Commercial Electronics facility in Manteca, CA.

August – Mercury announced it had added further industry-leading capability to its portfolio of subsystem building blocks with the introduction of the DCM-2R2300-2T2300-OVPX FMC transceiver. The transceiver delivers coherent operation, with more than 1GHz of full instantaneous bandwidth and exceptional fidelity. With best-in-class features and performance for complex electronic warfare, electronic intelligence and radar applications, the transceiver provides excellent multichannel, high-resolution, synchronized and coherent signal processing.

July – Mercury announced it had received the coveted Supplier Excellence Award from Raytheon's Integrated Defense Systems business unit. The Special Affordability Award recognizes the Company for working in partnership with Raytheon to identify cost reduction opportunities and ensure market competitiveness for the Patriot Air and Missile Defense program.

Conference Call Information
Mercury will host a conference call and simultaneous webcast on Tuesday, October 29, 2013, at 5:00 p.m. EDT to discuss the first quarter fiscal 2014 results and review its financial and business outlook going forward.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports First Quarter Fiscal 2014 Results, Page 6

To join the conference call, dial (877) 303-6977 in the USA and Canada, or (760) 298-5079 in all other countries. Please call five to ten minutes prior to the scheduled start time. The live audio webcast can be accessed from the 'Events and Presentations' page of Mercury's website at www.mrcy.com/investor.

A replay of the webcast will be available two hours after the call and archived on the same web page for 6 months.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides adjusted EBITDA and free cash flow, which are non-GAAP financial measures. Adjusted EBITDA excludes certain non-cash and other specified charges. Free cash flow is defined as cash flow from operating activities less capital expenditures. The Company believes these non-GAAP financial measures are useful to help investors understand its past financial performance and prospects for the future. However, the presentation of adjusted EBITDA and free cash flow is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes the adjusted EBITDA and free cash flow financial measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP to non-GAAP financial results discussed in this press release is contained in the attached exhibits.

Mercury Systems – Innovation That Matters™
Mercury Systems (NASDAQ:MRCY) is a best-of-breed provider of commercially developed, open sensor and Big Data processing systems, software and services for critical commercial, defense and intelligence applications. We deliver innovative solutions, rapid time-to-value and world-class service and support to our prime contractor customers. Mercury Systems has worked on over 300 programs, including Aegis, Patriot, SEWIP, Gorgon Stare and Predator/Reaper. We are based in Chelmsford, Massachusetts. To learn more, visit www.mrcy.com.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports First Quarter Fiscal 2014 Results, Page 7

Forward-Looking Safe Harbor Statement
This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to fiscal 2014 business performance and beyond and the Company’s plans for growth and improvement in profitability and cash flow. You can identify these statements by the use of the words “may,” “will,” “could,” “should,” “would,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “forecast,” “probable,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs, the timing of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company's products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions and restructurings, or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, increases in tax rates, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2013. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.
# # #
Contact:
Kevin Bisson, CFO
Mercury Systems, Inc.
978-967-1990

Mercury Systems, Inc., Innovation That Matters, Air Flow-By, and Application-Ready Subsystems are trademarks of Mercury Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports First Quarter Fiscal 2014 Results, Page 8

MERCURY SYSTEMS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)	September 30,	June 30,
	2013	2013

Assets
Current assets:
Cash and cash equivalents	$40,106	$39,126
Accounts receivable, net	35,143	30,498
Unbilled receivables and costs in excess of billings	13,913	17,743
Inventory	35,179	37,432
Deferred income taxes	10,724	11,672
Prepaid income taxes	3,541	2,369
Prepaid expenses and other current assets	6,737	7,461
Total current assets	145,343	146,301

Restricted cash	546	546
Property and equipment, net	14,565	15,019
Goodwill	176,612	176,521
Intangible assets, net	32,758	34,866
Other non-current assets	1,061	1,178
Total assets	$370,885	$374,431

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$7,522	$4,813
Accrued expenses	6,743	7,999
Accrued compensation	8,403	12,218
Deferred revenues and customer advances	4,749	5,788
Total current liabilities	27,417	30,818

Deferred gain on sale-leaseback	2,953	3,242
Deferred income taxes	7,238	7,721
Income taxes payable	2,880	2,880
Other non-current liabilities	1,179	1,269
Total liabilities	41,667	45,930

Shareholders’ equity:
Common stock	309	304
Additional paid-in capital	234,620	231,711
Retained earnings	93,268	95,524
Accumulated other comprehensive income	1,021	962
Total shareholders’ equity	329,218	328,501

Total liabilities and shareholders’ equity	$370,885	$374,431

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Mercury Reports First Quarter Fiscal 2014 Results, Page 9

MERCURY SYSTEMS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)
	Three Months Ended
	September 30,
	2013	2012
Net revenues	$53,940	$49,428
Cost of revenues (1)	31,355	29,038
Gross margin	22,585	20,390

Operating expenses:
Selling, general and administrative (1)	15,101	14,533
Research and development (1)	9,344	10,039
Amortization of intangible assets	2,108	1,788
Restructuring and other charges	(15)	4,984
Acquisition costs and other related expenses	—	230
Total operating expenses	26,538	31,574

Loss from operations	(3,953)	(11,184)

Interest income	1	2
Interest expense	(15)	(8)
Other income, net	432	339

Loss before income taxes	(3,535)	(10,851)

Tax benefit	(1,279)	(3,651)

Net loss	$(2,256)	$(7,200)

Basic net loss per share:	$(0.07)	$(0.24)

Diluted net loss per share:	$(0.07)	$(0.24)

Weighted-average shares outstanding:
Basic	30,653	29,883
Diluted	30,653	29,883

(1) Includes stock-based compensation expense, allocated as follows:
Cost of revenues	$236	$131
Selling, general and administrative	$2,332	$1,903
Research and development	$467	$311

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Mercury Reports First Quarter Fiscal 2014 Results, Page 10

MERCURY SYSTEMS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Three Months Ended
	September 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(2,256)	$(7,200)
Depreciation and amortization	4,120	3,999
Other non-cash items, net	3,165	(1,189)
Changes in operating assets and liabilities, net of effect of businesses acquired	(2,856)	(5,559)

Net cash provided by (used in) operating activities	2,173	(9,949)

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(67,721)
Purchases of property and equipment	(1,108)	(980)
Increase in other investing activities	—	(265)

Net cash used in investing activities	(1,108)	(68,966)

Cash flows from financing activities:
Proceeds from employee stock plans	60	133
Payment of acquired debt	—	(6,575)
Payments of capital lease obligations	(121)	(46)
Excess tax benefits from stock-based compensation	—	9

Net cash used in financing activities	(61)	(6,479)

Effect of exchange rate changes on cash and cash equivalents	(24)	(2)

Net increase (decrease) in cash and cash equivalents	980	(85,396)

Cash and cash equivalents at beginning of period	39,126	115,964

Cash and cash equivalents at end of period	$40,106	$30,568

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Mercury Reports First Quarter Fiscal 2014 Results, Page 11

UNAUDITED SUPPLEMENTAL INFORMATION RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)

Adjusted EBITDA, a non-GAAP measure for reporting financial performance, excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements. These amounts may vary from period to period due to changes in cash and debt balances and interest rates driven by general market conditions or other circumstances outside of the normal course of Mercury’s operations.

Income taxes. The Company’s GAAP tax expense can fluctuate materially from period to period due to tax adjustments that are not directly related to underlying operating performance or to the current period of operations.

Depreciation. The Company incurs depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost or fair value and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any direct correlation to underlying operating performance.

Amortization of acquired intangible assets. The Company incurs amortization of intangibles related to various acquisitions it has made and license agreements. These intangible assets are valued at the time of acquisition, are amortized over a period of several years after acquisition and generally cannot be changed or influenced by management after acquisition.

Restructuring. The Company incurs restructuring charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results.

Impairment of long-lived assets. The Company incurs impairment charges of long-lived assets based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Acquisition costs and other related expenses. The Company incurs costs associated with third-party professional services related to acquisition and potential acquisition opportunities, such as legal and accounting fees. Although we may incur such costs and other related charges and adjustments, it is not indicative that any transaction will be consummated. Management believes the exclusion of these items eliminates fluctuations in our selling, general, and administrative expenses related to acquisition activities which are unrelated to ongoing operations.

Fair value adjustments from purchase accounting. As a result of applying purchase accounting rules to acquired assets and liabilities, certain fair value adjustments are recorded in the opening balance sheet of acquired companies.  These adjustments are then reflected in the Company’s income statements in periods subsequent to

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports First Quarter Fiscal 2014 Results, Page 12

the acquisition.  In addition, the impact of any changes to originally recorded contingent consideration amounts are reflected in the income statements in the period of the change. Management believes these items are outside the normal operations of the Company and are not indicative of ongoing operating results.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparisons of operating results to those of other companies, both public, private or foreign, that disclose non-GAAP financial measures that exclude stock-based compensation.

Mercury uses adjusted EBITDA as an important indicator of the operating performance of its business. Management excludes the above-described items from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining the portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of charges that may vary from period to period without any correlation to underlying operating performance. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making. The Company believes that trends in its adjusted EBITDA are valuable indicators of its operating performance.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the adjusted EBITDA financial adjustments described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

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Mercury Reports First Quarter Fiscal 2014 Results, Page 13

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended
	September 30,
	2013	2012
Net loss	$(2,256)	$(7,200)
Interest expense, net	14	6
Tax benefit	(1,279)	(3,651)
Depreciation	2,012	2,211
Amortization of acquired intangible assets	2,108	1,788
Restructuring	(15)	4,984
Acquisition costs and other related expenses	—	230
Fair value adjustments from purchase accounting	—	925
Stock-based compensation expense	3,035	2,345
Adjusted EBITDA	$3,619	$1,638

Free cash flow, a non-GAAP measure for reporting cash flow, is defined as cash provided by operating activities less capital expenditures and, therefore, has not been calculated in accordance with GAAP. Management believes free cash flow provides investors with an important perspective on cash available for investment and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. The Company believes that trends in its free cash flow are valuable indicators of its operating performance and liquidity.

Free cash flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenditures similar to the free cash flow financial adjustment described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these expenditures reflect all of the Company's obligations which require cash.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended
	September 30,
	2013	2012
Cash flows from operations	$2,173	$(9,949)
Capital expenditures	(1,108)	(980)
Free cash flow	$1,065	$(10,929)

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Mercury Reports First Quarter Fiscal 2014 Results, Page 14

MERCURY SYSTEMS, INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE
Quarter Ending December 31, 2013
(In thousands, except per share data)
The Company defines adjusted EBITDA as net income before interest income and expense, income taxes, depreciation, amortization of acquired intangible assets, restructuring, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, and stock-based compensation costs.

The following table reconciles the adjusted EBITDA financial measure to its most directly comparable GAAP measure:

	Range
	Low	High
GAAP expectation -- Loss per share	$(0.12)	$(0.06)

GAAP expectation -- Net loss	(3,866)	(1,871)

Adjust for:
Interest expense, net	15	15
Income taxes	(2,192)	(1,061)
Depreciation	1,991	1,991
Amortization of acquired intangible assets	1,917	1,917
Restructuring	98	98
Stock-based compensation expense	2,453	2,453
Adjusted EBITDA expectation	$416	$3,542

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY